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                                                                    EXHIBIT 3.75

                  AMENDED AND RESTATED CERTIFICATE OF FORMATION
                                       OF
                       SECURED RESOURCE MANAGEMENT GP, LLC

      1. This Amended and Restated Certificate of Formation of Leasehold Resource Group, LLC dated as of July 19, 2004, is being duly executed and filed by Roland Rapp, as an authorized person, pursuant to Section 18-208 of the Delaware Limited Liability Company Act, to amend and restate the Certificate of Formation of Secured Resource Management GP, LLC originally filed on July 3, 2003.

      2. The Certificate of Formation of the limited liability company is hereby amended and restated in its entirety to read as follows:

      "FIRST. The name of the limited liability company is Leasehold Resource Group, LLC.

      SECOND. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Kent County, Delaware 19901."

      3. The future effective date and time of this Amended and Restated Certificate of Formation shall be July 19, 2004 at 11:57 p.m. Eastern Time.

      IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.



                                          /s/ Roland Rapp
                                          ------------------------------------
                                          Roland Rapp
                                          Authorized Person